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                                                                     EXHIBIT 3.4

                               AMENDMENT TO BYLAWS

                           OF CORPAS INVESTMENTS, INC.

SECTION 13 OF ARTICLE II OF THE BYLAWS OF CORPAS INVESTMENTS, INC. (THE "CORPORATION") IS AMENDED IN ITS ENTIRETY AS FOLLOWS:

         "Section 13. Action Without a Meeting . Any action required or permitted to be taken at a meeting of the Board of Directors or committee thereof may be taken without a meeting if a consent in writing, setting forth the action taken, is signed by all of the members of the Board of Directors or the committee, as the case may be, and such consent shall have the same force and effect as a unanimous vote at a meeting."

ARTICLE III OF THE BYLAWS OF CORPAS INVESTMENTS, INC. (THE "CORPORATION") IS HEREBY AMENDED IN ITS ENTIRETY AS FOLLOWS:

                             "ARTICLE III. OFFICERS

         Section 1. Officers. The officers of this corporation shall consist of a Chairman of the Board, Chief Executive Officer, President, Secretary and a Treasurer, each of whom shall be elected by the Board of Directors. Such other officers and agents as may be deemed necessary may be elected or appointed by the Board of Directors from time to time. Any two or more offices may be held by the same person.

         Section 2. Duties. The officers of this corporation shall have the following duties:

                  (a) Chairman and Vice Chairmen. The Chairman of the Board of Directors, and, in the absence of the Chairman, the Vice Chairmen (if any) in order of seniority of continuous service as a director, shall preside at all meetings of the shareholders and directors of the corporation, but shall have no additional authority other than as a director, unless otherwise authorized by the Board of Directors.

                  (b) Chief Executive Officer. The Chief Executive Officer, subject to the direction of the Board of Directors, shall have general and active management of the business of this corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chief Executive Officer shall be a member of the Board of Directors and shall also serve as the chairman of any executive committee. In the absence or disability of the Chairman of the Board and Vice Chairmen (if any), the Chief Executive Officer shall preside at all meetings of the shareholders and directors.

                  (c) President. The President shall be chief operating officer of this corporation with such duties as are designated to him by the Board of Directors or the Chief Executive Officer. In the absence or disability of the Chief Executive Officer, the President shall perform the duties and exercise the powers of the Chief Executive Officer. In the absence of the Chairman of the Board, Vice Chairmen (if any), and the Chief Executive Officer, the President shall preside at all meetings of the shareholders and directors. The President shall also serve as the vice-chairman of any executive committee.

                  (d) Secretary. The Secretary shall attend all meetings of the shareholders and directors (and all committees thereof), and shall record all of the proceedings thereof. The Secretary shall be responsible for the custody and maintenance of the corporate seal and all corporate records, except financial records, shall deliver all notices of


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meetings, shall authenticate records of the corporation, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer. The Secretary, each Assistant Secretary, if any, appointed by the Board of Directors, and any other officer authorized by the Board of Directors shall have authority to affix the corporate seal to any instrument executed by the corporation.

                  (e) Assistant Secretaries. The Assistant Secretary, or, if more than one (1), the Assistant Secretaries in the order determined by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary, and shall perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, may, from time to time, prescribe.

                  (f) Treasurer. The Treasurer shall have custody of all corporate funds and financial records, shall keep full and accurate records and accounts of receipts and disbursements in books belonging to the corporation, shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors, shall disburse funds of the corporation as may be directed by the Board of Directors, taking proper vouchers for such disbursements, shall render accounts of all transactions whenever required by the Board of Directors or the Chief Executive Officer, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer. If required by the Board of Directors, the Treasurer shall obtain for the benefit of the corporation a bond in such sum and with such surety or sureties as shall be approved by the Board of Directors for the faithful performance of the duties of the Treasurer's office, and for the restoration to the corporation, in case of the death, resignation, or removal from office of the Treasurer, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the Treasurer belonging to the corporation.

                  (g) Assistant Treasurers. The Assistant Treasurer, or, if more than one (1), the Assistant Treasurers in the order determined by the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer, and shall perform such other duties and have such other powers as the Board of Directors may, from time to time, prescribe.

                  (h) Vice Presidents. The Vice President, or, if more than one (1), the Vice Presidents in the order of their seniority, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the Chief Executive Officer and the President, perform the duties and exercise the powers of the Chief Executive Officer and the President, and shall perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer may, from time to time, prescribe. Executive Vice Presidents shall be senior to Senior Vice Presidents, and Senior Vice Presidents shall be senior to all other Vice Presidents.

         Section 3. Removal of Officers. An officer or agent elected or appointed by the Board of Directors may be removed by the Board whenever in its judgment the best interests of the corporation will be served thereby. Any vacancy in any office may be filled by the Board of Directors."